                Exhibit 99.1

 PRESS RELEASE

MATTHEWS INTERNATIONAL CORPORATION REPORTS HIGHER
FOURTH QUARTER EARNINGS AND ANOTHER RECORD YEAR IN SALES

PITTSBURGH, PA, NOVEMBER 10, 2011 - Matthews International Corporation (NASDAQ GSM: MATW) today announced earnings for the quarter ended September 30, 2011.  Net income attributable to the Company was $20.7 million for the fiscal 2011 fourth quarter, compared to $19.7 million for the same quarter a year ago.  Earnings per share for the fiscal 2011 fourth quarter were $0.71 per share, compared to $0.67 per share for the fourth quarter of fiscal 2010, representing an increase of 6.0%.

Sales for the quarter ended September 30, 2011 were $239.8 million, compared to $214.7 million for the fourth quarter a year ago, representing an increase of 11.7%.  The improvement from the prior period primarily reflected sales growth in the Graphics Imaging, Merchandising Solutions and Cremation segments.  In addition, the current quarter included incremental sales from acquisitions completed during the last twelve months and a favorable impact from changes in currency exchange rates compared to last year.  Consolidated operating profit for the three months ended September 30, 2011 was $33.0 million, compared to $32.7 million for the fourth quarter a year ago.

For the year ended September 30, 2011, net income attributable to the Company was $72.4 million, compared to $69.1 million last year.  Fiscal 2011 earnings per share were $2.46 per share, compared to $2.31 per share last year.  Earnings for the current year included favorable income tax adjustments of $0.02 per share related to the closure of certain prior tax periods.  Fiscal 2010 included similar adjustments of $0.03 per share.  Excluding the favorable income tax adjustments from both periods, earnings per share for fiscal 2011 were $2.44 per share, compared to $2.28 per share last year, representing an increase of 7.0%.

Matthews International Corporation                                                                                     2 of 4                                           November 10, 2011

Sales for the year ended September 30, 2011 were $898.8 million, compared to $821.8 million for fiscal 2010, representing an increase of 9.4%.  Fiscal 2011 represented the second consecutive year of record sales for the Company.  The current year growth resulted primarily from higher sales for the Company’s Brand Solutions businesses.  In addition, fiscal 2011 sales reflected the benefit of recent acquisitions and a favorable impact from changes in currency exchange rates compared to last year.  Consolidated operating profit for the year ended September 30, 2011 was $118.5 million, compared to $116.6 million a year ago.

Each of the Company’s Brand Solutions segments reported higher sales for the fourth quarter and fiscal year, compared to the same periods a year ago.  Sales growth for the Graphics Imaging segment resulted primarily from increased volumes in the U.S., Europe and Asia.  In addition, the segment’s fiscal 2011 results included the benefit of the acquisition of a Turkish graphics operation (July 2011) and favorable changes in currency rates.  The Marking Products segment also reported an improvement in sales principally reflecting volume increases in the U.S. and China and the impact of recent acquisitions.  Sales for the Merchandising Solutions segment were higher for the fourth quarter and fiscal year resulting from an increase in projects from several large global customers.

In the Memorialization group, Casket segment sales for the quarter and fiscal year increased over the comparable periods last year primarily reflecting the benefit of recent acquisitions.  The Cremation segment reported higher sales for the quarter and year ended September 30, 2011, compared to the same periods last year, reflecting an increase in equipment sales in its principal markets.  Sales for the Bronze segment for the year also increased over fiscal 2010, principally resulting from the Company’s acquisition of United Memorial Products (acquired in December 2009).

In discussing the Company’s quarter and year-to-date results, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

“I am pleased with our consolidated results for the fourth quarter and fiscal year ended September 30, 2011.  As we discussed at the end of the third quarter, the Company had a challenging start to the fourth quarter with a slower-than-expected month of July 2011.  We improved our performance during the balance of the period and the Company was able to generate results for the quarter generally in line with internal expectations.  In November 2010, we provided guidance that our fiscal 2011 earnings per share were projected to grow in the mid-to-high single digit percentage range over fiscal 2010 (excluding unusual charges from both years).  For the year, our earnings per share increased 7% on a comparable basis.

Matthews International Corporation                                                                                      3 of 4                                           November 10, 2011

“We will certainly continue to face challenges in fiscal 2012.  The uneven pace of the economic recovery will influence the growth of all of our businesses.  In addition, recent issues with the financial markets in Europe and fluctuating currency exchange rates are beginning to create increased challenges for some of our international operations.  Also, our Memorialization businesses continue to operate in a climate of relatively flat death rates, competitive pressures on pricing and product mix, and volatile commodity costs.  As a result, projecting future results in this environment remains difficult.

“However, we continue to work to improve the productivity and cost structures of all our businesses.  In addition, we expect our recent acquisitions to favorably impact fiscal 2012 results.  On this basis, we currently estimate fiscal 2012 earnings to grow in the mid-single digit percentage range over fiscal 2011 (excluding unusual items from both years).”

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Matthews International Corporation, headquartered in Pittsburgh, Pennsylvania, is a designer, manufacturer and marketer principally of memorialization products and brand solutions.  Memorialization products consist primarily of bronze and granite memorials and other memorialization products, caskets and cremation equipment for the cemetery and funeral home industries.  Brand solutions include graphics imaging products and services, marking products, and merchandising solutions.  The Company’s products and services include cast bronze and granite memorials and other memorialization products; caskets; cast and etched architectural products; cremation equipment and cremation-related products; mausoleums; brand management; printing plates and cylinders, pre-press services and imaging services for the primary packaging and corrugated industries; marking and coding equipment and consumables, and industrial automation products for identifying, tracking and conveying various consumer and industrial products, components and packaging containers; and merchandising display systems and marketing and design services.

Any forward-looking statements contained in this press release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct.  Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control.

Matthews International Corporation                                                                                       4 of 4                                                      November 10, 2011

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES SELECTED CONSOLIDATED INCOME STATEMENT DATA (Unaudited) (in thousands, except per share data)
	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2011	2010	2011	2010
Sales	$239,815	$214,661	$898,821	$821,829
Operating Profit	$32,984	$32,773	$118,516	$116,581
Income before Taxes	$31,770	$31,377	$112,016	$110,413
Income Taxes	$(11,123)	$(10,763)	$(38,556)	$(38,639)
Net Income	$20,647	$20,614	$73,460	$71,774
Non-Controlling Interests	$49	$(895)	$(1,088)	$(2,717)
Net Income attributable to Matthews	$20,696	$19,719	$72,372	$69,057
Earnings per Share – Diluted	$0.71	$0.67	$2.46	$2.31